EXHIBIT 23.2

style="MARGIN-TOP: 0pt; MARGIN-BOTTOM: 0pt; TEXT-ALIGN: center">CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors

Royal Strategies and Solutions, Inc.

We consent to the use in this Registration Statement on Form SB-2 of our report dated June 27, 2006, with respect to our audit of the financial statements of Royal Strategies and Solutions, Inc. for the years ended December 31, 2005 and 2004.

Baum & Company, P.A.

s/Baum & Company, P.A.